Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2012 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Q4 2012 OVERVIEW
•	Revenue of $12.7 million compared to $15.0 million in Q4 2011
•	Gross profit of $4.3 million, or 33.9%, compared to $4.5 million, 30.0%, in Q4 2011
•	SG&A rose $1.5 million from Q4 2011, reflecting investments in IT infrastructure, sales and marketing initiatives, and changes in the fair value of contingent consideration for acquisitions
•	Net loss was $0.3 million, or $0.02 per diluted share, compared to a net income of $1.2 million, or $0.06 per diluted share, in Q4 2011

At December 31, 2012:
•	Total cash and equivalents of $22.4 million, or $1.22 per diluted share
•	Working capital of $29.8 million
•	$0 long-term debt
•	Backlog of $51.9 million

Sykesville, MD – March 11, 2012 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE MKT: GVP), a global energy services solutions provider, today announced financial results for the fourth quarter and year ended December 31, 2012.

Jim Eberle, Chief Executive Officer of GSE, commented, “Although gross profit improved as a percentage of revenue in Q4 2012 and we received a $9.1 million change order from our Slovakian customer, we incurred a loss in the quarter due to numerous factors, including lower total revenues, investments in various sales and marketing initiatives and a new global ERP system, and changes in the fair value of contingent consideration related to prior year acquisitions.

“Our financial position remained strong at year-end, with cash and equivalents of $22.4 million, or $1.22 per diluted share, and no long-term debt.  Net cash provided by operating activities totaled $3.7 million in 2012, up $2.2 million from 2011, and our backlog rose to $51.9 million at December 31, 2012.  During 2012, we successfully diversified the industries we serve, including placing a greater emphasis on the fossil, process, and training & education industries.  Nuclear project revenue comprised 59% of total revenues in 2012, down from 68% in 2011, while projects associated with the training & education industry represented 10.1% of GSE’s 2012 total revenues, up from 6.5% in 2011.”

Mr. Eberle concluded, “2013 will be a pivotal year for GSE.  While domestic and international markets remain challenging, we continue to focus on a number of pathways to pursue and capture new business.  We believe that the statistics associated with long-term global energy demand, new plant construction, and aging workforces are indisputable.  We will continue to serve our traditional customer base with full-scope simulators, pursue projects that combine our high fidelity simulation capabilities with training content and new visualization technology to provide totally integrated training solutions for the new workforce, and expand the use of high fidelity simulation beyond training to help with plant design, control system design and verification, and control room human factors design.  At the same time, we are actively engaged in the purusit of M&A opportunities in the U.S. and abroad that are both supportive of and complementary to our position as a global energy services solutions provider.”

Q4 2012 RESULTS

Q4 2012 revenue declined to $12.7 million from $15.0 million in Q4 2011, due mainly to  a $1.0 million reduction in revenue generated from various contracts from a German customer and  a $1.7 million reduction in revenue generated from a contract to provide a full scope AGR replacement simulator with a British utility.  These revenue decreases were partially offset by an $800,000 increase in revenue recognized on the Company’s $36.0 million order for a new simulator for a Slovak utility.

Gross profit in Q4 2012 was $4.3 million, or 33.9% of revenue, as compared to $4.5 million, or 30% of revenue, in Q4 2011.  The increase in gross profit as a percentage of revenue reflects the impact of the $9.1 million change order received in Q4 2012 for the Company’s Slovak utility order, which increased the overall gross margin on the project and added approximately $500,000 of profit in Q4 2012.  In addition, the Company’s UK subsidiary had higher engineering services revenue in Q4 2012 as compared to Q4 2011, which tends to have higher margins than GSE’s simulation business.

Operating loss for Q4 2012 was $137,000 compared to operating income of $1.3 million in Q4 2011, the result of lower total revenue as well as a $1.5 million increase in SG&A expenses.  Higher SG&A in Q4 2012 included costs associated with the implementation of a global Enterprise Resource Planning system, worldwide sales and marketing initiatives, and changes in the fair value of contingent consideration related to the acquisitions of TAS and EnVision.

Net loss for Q4 2012 was $330,000, or $0.02 per basic and diluted share, compared to a net income of $1.2 million, or $0.06 per basic and diluted share, in the same period last year.   The net loss in Q4 2012 was attributable to the above-referenced items, as well as a loss on derivative instruments and an equity loss of $265,000 on the Company’s investment in its Chinese joint venture.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q4 2012 was a loss of $317,000 compared to EBITDA of $1.6 million in Q4 2011.

Backlog at December 31, 2012 was $51.9 million, up from $47.2 million at September 30, 2012 and $51.5 million at December 31, 2011.

GSE’s cash position at December 31, 2012 was $22.4 million, excluding $2.8 million of restricted cash and unrestricted Certificates of Deposit, as compared to cash and equivalents of $21.3 million, excluding $5.8 million of restricted cash at September 30, 2012, and cash and equivalents of $20.3 million, excluding $6.2 million of restricted cash and unrestricted Certificates of Deposit, at December 31, 2011.

2012 OVERVIEW

2012 revenue increased 2.2% to $52.2 million from $51.1 million in 2011.  Gross profit rose to $17.7 million, or 33.9% of revenues, from $16.3 million, or 32.0% of revenues, in 2011.  Operating income decreased to $2.0 million from $2.2 million in 2011.  Net income was $1.2 million, or $0.06 per diluted share, compared to a net income of $2.8 million, or $0.15 per diluted share, in 2011.  EBITDA was $2.6 million compared to EBITDA of $3.7 million in 2011.

SHARE REPURCHASE

Under the provisions of the share repurchase program authorized by GSE’s Board of Directors in March 2011, during the three and twelve month periods ended December 31, 2012 GSE acquired 57,026 and 280,113 shares of common stock, respectively, for an aggregate purchase price of $109,000 and $531,000, respectively.  Subsequent to the close of Q4 2012 and through March 8, 2013, GSE purchased no additional shares of its common stock

CONFERENCE CALL

Management will host a conference call this afternoon at 4:30 pm Eastern Time to discuss these results.
•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=170633

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the energy and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE’s products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Madison, New Jersey; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Thomas Mei, Account Executive
(212) 836-9614
tmei@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011

Contract revenue	$ 12,665	$ 14,998	$ 52,246	$ 51,126
Cost of revenue	8,366	10,503	34,509	34,781

Gross profit	4,299	4,495	17,737	16,345

Selling, general and administrative	4,202	2,752	14,865	12,672
Depreciation	156	132	562	497
Amortization of definite-lived intangible assets	78	319	313	948
Operating expenses	4,436	3,203	15,740	14,117

Operating income (loss)	(137)	1,292	1,997	2,228

Interest income, net	41	40	162	131
Loss on derivative instruments	(157)	(117)	(121)	(68)
Other income (expense), net	(257)	2	(175)	72

Income (loss) before income taxes	(510)	1,217	1,863	2,363

Provision (benefit) for income taxes	(180)	43	689	(438)

Net income (loss)	$ (330)	$ 1,174	$ 1,174	$ 2,801

Basic income (loss) per common share	$ (0.02)	$ 0.06	$ 0.06	$ 0.15
Diluted income (loss) per common share	$ (0.02)	$ 0.06	$ 0.06	$ 0.15

Weighted average shares outstanding - Basic	18,346,965	18,518,687	18,383,564	18,952,401
Weighted average shares outstanding - Diluted	18,346,965	18,569,210	18,458,457	19,122,903

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	December 31,
	2012	2011

Cash and cash equivalents	$ 22,386	$ 20,326
Restricted cash - current	743	3,505
Current assets	50,057	47,920
Long-term restricted cash	1,192	897
Total assets	62,564	58,815

Current liabilities	$ 20,275	$ 17,680
Long-term liabilities	1,459	2,352
Stockholders' equity	40,830	38,783

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$ (330)	$ 1,174	$ 1,174	$ 2,801
Interest income, net	(41)	(40)	(162)	(131)
Provision (benefit) for income taxes	(180)	43	689	(438)
Depreciation and amortization	234	451	875	1,445
EBITDA	$ (317)	$ 1,628	$ 2,576	$ 3,677